UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 16, 2006
Date of Report

Major Creations Incorporated
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122870	98-0420577
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

57113 – 2020 Sherwood Drive
Sherwood Park, Alberta,
Canada T8A 5L7
(Address of Principal Executive Offices)

780-970-0996
(Registrant's Telephone Number)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Secretary, Treasurer and Director of the Registrant, Hui Li, has resigned. The President, Director and CEO of the Registrant, Guy Peckham, has also resigned.

Paul Evancoe has been appointed, effective November 5, 2006, as President and Director of the Registrant. Mr. Evancoe is a former Navy SEAL with extensive experience in military special operations (1965-1989). He served as the director Special Operations, Office of the Coordinator for Counterterrorism, U.S. Department of State (1989-1993), and director, Office of Emergency Response at DoE’s National Nuclear Security Administration (1994-2004) where he headed the Nuclear Emergency Support Team (NEST) and its nuclear counterterrorism world-wide mission. He is currently the Vice President for Military Operations at FNH USA, the largest military firearms manufacturer in the world, and is responsible for all military marketing and sales in the US as well as strategic development of new weapon systems to meet emergent and future customer requirements. Mr. Evancoe has extensive experience in special opertions, political-military strategic planning and policy analysis and weapon systems engineering. He holds a Bachelor of Science in Industrial Technology and graduate degrees and certificates in Human Resource Development, Political-Military Strategic Planning and Weapon Systems Engineering.

Paul Evancoe has not engaged in any related party transactions with the Registrant in the previous two years.

As of the date of this report, the Registrant and Paul Evancoe have not entered into any compensation agreement although it is contemplated that the Registrant and Paul Evancoe will, at some date in the future, enter into an agreement for incentive stock options or some other form of equity compensation.

EXHIBITS

Not Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR CREATIONS INCORPORATED

By: /s/ Paul Evancoe
Paul Evancoe, Director and President

Dated: November 16, 2006